UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 18, 2012

Commission File Number:  1-33001

Enova Systems, Inc.
(Exact name of small business issuer as specified in its charter)

California
(State or other jurisdiction of incorporation or organization)
95-3056150
(IRS Employer Identification No.)

1560 West 190th Street, Torrance, California 90501
(Address of principal executive offices)

310-527-2800
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 18, 2012, Michael Staran resigned from the Board of Directors of Enova
Systems, Inc ("Enova").

On June 19, 2012, Richard Davies resigned from the Board of Directors of Enova. Such resignation was effective immediately subsequent to Enova's board meeting held on that date.

On June 20, 2012, Michael Staran resigned as an employee and officer of Enova.

On June 20, 2012, John Mullins resigned as an employee and officer of Enova.

(d) At Enova's board meeting held on June 19, 2012 and effective as of that date, the members of the Board of Directors of Enova appointed Christopher Thunen to the Board of Directors to fill one of the vacancies thereon. Mr. Thunen was also appointed to each of the Audit Committee and the Compensation Committee of Enova. Mr. Thunen has been determined to be "independent" within the meaning of NYSE Amex rules as applicable to a smaller reporting company.

Item 8.01 Other Events.

In addition to the board and officer resignations above, among other worldwide EV industry and customer challenges outlined in our periodic filings with the SEC, due to continued delays in industry adoption of EV technology resulting from ongoing battery cost and reliability concerns as previously reported in our Form 10-Q for the quarter ending March 31, 2012, the Company's revenues continue to significantly decrease. As a result, and as part of cost cutting measures, in excess of 80% of our workforce has left the Company. The Company continues to evaluate strategic opportunities to leverage its resources and assist with its continuing operations.

Following reductions in the Company's expense base, the Company currently believes it has sufficient working capital in the short term through year end to continue operations and market trading. In the meantime, the Directors and management are working to secure the financial security of the Company going forward, and will update the market when further developments occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enova Systems, Inc.

Date:   June 21, 2012
By:	/s/ John Micek

Name: John Micek
Title: Chief Financial Officer